NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                   Vice President, Treasurer and Interim Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM


        COLUMBUS MCKINNON ANNOUNCES PRICING OF SENIOR SUBORDINATED NOTES

     AMHERST,  NY,  August 18, 2005 -- Columbus  McKinnon  Corporation  (Nasdaq:
CMCO) announced today it has priced its offering of $136 million in aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2013. The notes will mature on November 1, 2013. Interest on the notes will be payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2005. The Notes are unsecured senior subordinated obligations of Columbus McKinnon and are guaranteed on an unsecured senior subordinated basis by certain of its subsidiaries. Columbus McKinnon intends to use the net proceeds of the offering, together with additional borrowings under its revolving credit facility and cash on hand, to repurchase or redeem all of its outstanding 8 1/2% Senior Subordinated Notes due 2008. The offering is expected to close on September 2, 2005.

     The notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

     This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor Statement

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Columbus McKinnon Corporation believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

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